Exhibit 8.1

[OMM LETTERHEAD]

March 21, 2011

Apollo Global Management, LLC

9 West 57th Street New York,

New York 10019

Ladies and Gentlemen:

We have acted as special counsel to Apollo Global Management, LLC, a Delaware limited liability company (“AGM”), in connection with the preparation and filing by AGM with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 (File No. 333-150141) on April 8, 2008 and as amended by Amendment No. 1 filed with the Commission on August 12, 2008, Amendment No. 2 filed with the Commission on November 23, 2009, Amendment No. 3 filed with the Commission on February 1, 2010, Amendment No. 4 filed with the Commission on March 22, 2010, Amendment No. 5 filed with the Commission on October 7, 2010, Amendment No. 6 filed with the Commission on January 10, 2011, Amendment No. 7 filed with the Commission on February 18, 2011 and Amendment No. 8 filed with the Commission on March 21, 2011 (collectively, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 35,624,540 of AGM’s Class A shares, representing Class A limited liability company interests of AGM (the “Class A shares”) by the selling shareholders of the AGM in part pursuant to a shelf registration and in part pursuant to an underwritten public offering (the “Underwritten Offering”) and the offer and sale of up to 21,938,633 Class A shares by AGM pursuant to the Underwritten Offering.

In connection with this opinion, we have examined the Registration Statement and the Amended and Restated Limited Liability Company Agreement of AGM, the Third Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings I, L.P., a limited partnership registered in Delaware (“Holdings I”), the Third Amended and Restated Exempted Limited Partnership Agreement of Apollo Principal Holdings III, L.P., a Cayman exempt limited partnership (“Holdings III”) and the Second Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings V, L.P., a limited partnership registered in Delaware (“Holdings V”), filed as Annex A of the prospectuses constituting part of the Registration Statement and Exhibits 10.2, 10.4 and 10.20 to the Registration Statement, respectively. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of AGM, Holdings I, Holdings III and Holdings V and have made such other and further

Apollo Global Management LLC, Page 2

investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the above documents and the statements and representations made by representatives of AGM, Holdings I, Holdings III and Holdings V without regard to any qualifications therein.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Tax Considerations,” insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material U.S. federal income tax consequences of the ownership and disposition of Class A Shares of AGM.

We do not express any opinion herein concerning any law other than the federal tax law of the United States. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm under the headings “Material U.S. Federal Tax Considerations” and “Legal Matters” in the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP